SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 5, 2008

POSITRON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-24092	76-0083622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1304 Langham Creek Drive, Suite 300, Houston, Texas 77084	95472
(Address of Principal Executive Offices)	(Zip Code)

(281) 492-7100
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 5, 2008, the Registrant, and its wholly-owned subsidiary Positron Pharmaceuticals Company, a Nevada corporation (“Positron Pharmaceuticals”), executed and consummated a Stock Purchase Agreement to acquire all of the issued and outstanding stock(the “Acquisition”) of Dose Shield Corporation, an Illinois corporation (“Dose Shield”).  The purchase price of the Acquisition consisted of: 80,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the "Common Stock"), deliverable in two equal tranches, the first at the closing, the second upon verification that Dose Shield’s Cardio-Assist device is ready for resale, not later than December 31, 2009; (ii) cash in the amount of $600,000, $60,000 payable, at the closing and the balance due on December 31, 2008, unless extended for one year with interest at the rate of 8%; earn out payments through December 31, 2008 equal to the lesser of (x) 50% of the net revenue generated from sales of Pharm-Assist equipment, including receivables, or (y) $600,000; advances in the Company equal to $450,000, payable in the minimum monthly amount of $150,000, and royalties equal to 1.5% of net revenues generated from sales of all Dose Shield equipment sold by Positron Pharmaceuticals following the Closing.

In addition, John Zehner, Dose Shield’s former principal shareholder and executive officer executed a three year employment agreement with the Registrant to serve as president of Positron Pharmaceuticals.  Mr. Zehner’s employment is for three years with a base salary of $100,000 per year, with the Registrant’s option to increase the base salary to $150,000 in the event it has received appropriate funding.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Exhibits.

99.1	Stock Purchase Agreement dated June 6, 2008
99.2	Employment Agreement dated June 6, 2008

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

POSITRON CORPORATION

Date: June 10, 2008	By:	/s/ Patrick G. Rooney
Patrick G. Rooney
Chairman of the Board